Exhibit 19.1

INSIDER TRADING POLICY

I.
INTRODUCTION

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information (“MNPI”) from disclosing this information to others who trade. Trading while in possession of MNPI is often referred to as “insider trading.”

Who Is Subject to this Policy. Jade Biosciences, Inc. (the “Company”) has adopted this policy (the “Policy”) regarding trading in securities by its directors, officers and employees, as well as certain contractors and consultants designated by the General Counsel (“GC”) from time to time (together, “Company Personnel”) as well as: 1) their family members who reside with them, 2) anyone else who lives in their household and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), 3) corporations or other business entities over which you or your Family Members have the ability to influence or direct investment decisions concerning securities, and 4) trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with Company Personnel and Family Members, “Insiders”). Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.

Which Securities Are Subject to this Policy. This Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units or any other type of securities that Company may issue from time to time, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company securities”). Similarly, this Policy applies to all securities, including common stock, options to purchase common stock or any other type of securities, that are issued by a Company Counterparty (as defined below), as well as any derivative securities that are relating to the Company Counterparty but that are not issued by such Company Counterparty, such as puts, calls or swaps.

Application of this Policy to Company Counterparties. The principles discussed in this Policy also apply to nonpublic information that you obtain in the course of your employment or other involvement with the Company about another public company (or its securities) with which the Company has a preexisting or prospective relationship, such as the Company’s licensing or other collaboration partners, contract research, manufacturing, companies in which the Company has an investment or a company with which the Company is negotiating a major transaction, such as a joint venture, licensing transaction, collaboration arrangement or material acquisition or disposition (a “Company Counterparty” or “Company Counterparties”).

No Exceptions. The prohibition against trading while in possession of MNPI is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Individual Responsibility. You are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate federal or state securities laws or this Policy. The Company has designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

Consequences for Violating Insider Trading Laws. If you violate insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may be subject to criminal charges and may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million. Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

Administrative Provisions. All Company employees will be required to certify their understanding of and intent to comply with this Policy by signing the Receipt and Acknowledgment attached hereto periodically. This Policy will be reviewed and evaluated, and may be revised, by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

II.
POLICIES AND PROCEDURES
A.
Trading Policy
1.
General Prohibition. You may not buy, sell, gift or otherwise transact in securities of the Company or a Company Counterparty when you are in possession of MNPI about that company or its securities.
2.
No Tipping. You may not convey MNPI about the Company or a Company Counterparty or its securities to anyone else, including family members. You also may not suggest that anyone purchase or sell the Company’s or a Company Counterparty’s securities while you are aware of MNPI about that company or its securities. These practices, known as “tipping,” also violate U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed MNPI. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that MNPI is not disclosed to such persons. This policy does not restrict legitimate business communications on a “need to know” basis. MNPI, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
3.
No Speculative Trading or Hedging. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short sales (selling Company securities you do not own); (b) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (c) other hedging transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements). Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you may not purchase Company securities on margin, borrow against any account in which Company securities are held or pledge Company securities as collateral for a loan.
4.
Applying the Trading Policy. As stated above, these restrictions also apply to your Family Members and Controlled Entities. For purposes of this Policy, references to “trading,” “transact” and “transactions” include, among other things:
•
purchases and/or sales of securities in public markets;
•
sales of securities obtained through the exercise of stock options or vesting of other equity awards granted by the Company; and
•
making gifts of securities.

Transactions in mutual funds that are invested in Company or Company Counterparty securities are not transactions subject to this Policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) Company or Company Counterparty securities do not represent a substantial portion of the assets of the fund.

In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements set forth below.

Insiders should consult the GC if they have any questions.

5.
Company Transactions. From time to time, the Company may engage in transactions in its own securities, including share issuances and repurchases. The Company’s practices with respect to these transactions, which are overseen by the Finance and Legal departments (and approved by the Board of Directors or appropriate committee, if required or appropriate), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.
B.
What is “Material Nonpublic Information”? When is Information “Public”?
1.
Material Information

Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. The GC or other attorneys designated by the GC should be consulted and shall determine whether information is material, but, in general, any information that could reasonably be expected to affect the Company’s or a Company Counterparty’s stock price should be considered material. Depending on the circumstances, common examples of information that may be material include:

•
pending U.S. Food and Drug Administration, European Medicines Agency or other regulatory action such as an approval;
•
clinical data relating to a Company product candidate;
•
financial and operating results, estimates, forecasts and projections, including earnings, cash runway, revenue or similar financial information;
•
changes in directors, senior management or auditors;
•
information about current, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;

•
changes in dividend policies, the declaration of a stock split or the proposed or contemplated issuance, redemption or repurchase of securities;
•
public or private debt or equity offerings;
•
negotiations regarding an important license, joint venture or collaboration agreement;
•
information about major contracts;
•
significant product pricing or reimbursement changes;
•
product candidate safety issues or product recalls; and
•
significant cybersecurity incidents, events or risks that affect the Company or third-party providers that support the Company’s business operations.

This list is not exhaustive. Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of caution. The mere fact that a person is aware of MNPI is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the MNPI. If you have questions regarding specific transactions, please contact the GC.

2.
Nonpublic Information

Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:

•
it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or a filing with the SEC); and
•
enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until a full trading day has elapsed following the time of public disclosure.

The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.

C.
Unauthorized Disclosure; Prohibition on Certain Public Speaking

All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as Family Members, other relatives or business or social acquaintances.

In addition, you are prohibited from participating as an “expert,” consultant, advisor and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. Indeed, United States criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.

Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Policy On Public Disclosures And Communications With The Investment Community. If you receive inquiries of this nature, refer them to the CEO.

D.
When and How to Trade Company Stock
1.
Overview

Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers”, and together with directors, “Section 16 Persons”), and certain other employees, contractors and consultants who are so designated by the GC from time to time (such designated employees, contractors and consultants, together with Section 16 Persons, and each of their respective Family Members and Controlled Entities, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.

2.
Blackout Periods

From time to time, due to certain developments (such as a significant event or transaction) during which there may exist MNPI about the Company or a Company Counterparty, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not transact in Company securities or the securities of a Company Counterparty, as applicable (subject to the exceptions set forth in Section II.D.4 or pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.E). If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading, as the existence of a special blackout period may, itself, be deemed MNPI. These special blackout periods, which may vary in length, will be determined by the GC and be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.

However, it is not the Company’s policy to impose special blackout periods every time that MNPI exists or every time that an Insider may be in the possession of MNPI. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a blackout period is not in place.

Even if a special blackout period is in place, you may exercise Company stock options if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises).

3.
Pre-clearance

The Company requires all Restricted Persons to contact the GC in advance of effecting any purchase, sale, gift or other trading of Company securities and to obtain prior approval of the transaction, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section II.E below. All requests must be submitted to the GC at least one business day in advance of the proposed transaction.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire MNPI concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the GC will grant any or all pre-clearance requests and there shall be no obligation to inform a Restricted Person of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of any such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth in Section II.E.

4.
Exceptions

The restrictions contained in this Policy shall not apply to:

•
the exercise of Company stock options if no shares are to be sold to third parties;
•
“sell to cover” transactions involving a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or entity’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;

•
the vesting of Company stock options, restricted stock, restricted stock units or other equity incentive awards according to their terms;
•
the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•
purchases of shares through the Company’s Employee Stock Purchase Plan;
•
transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control); or
•
sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws.

In addition, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) that maintains its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities.

E.
Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “Rule 10b5-1 Trading Plan”). A Rule 10b5-1 Trading Plan is a written trading plan between you and your broker and must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, such Rule 10b5-1 Trading Plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. A Rule 10b5-1 Trading Plan must be established at a time when you are not aware of any MNPI and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Under this Policy, the adoption, amendment, modification or termination of a Rule 10b5-1 Trading Plan must meet applicable pre-clearance procedures.

Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 Trading Plan (or a transaction that is intended to constitute a “non-Rule 10b5-1 trading arrangement” within the meaning of SEC rules).

F.
Noncompliance

Anyone subject to this Policy who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

G.
Post-Termination Transactions

This Policy, other than the pre-clearance provisions, will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of MNPI or until that information has been publicly disclosed or is no longer material.

Questions about this Policy should be directed to the GC.

Adopted by the Board on June 25, 2025

RECEIPT AND ACKNOWLEDGMENT

I have received and read a copy of the Company’s Insider Trading Compliance Policy and certify that I will comply with its terms.

_____________________________________ Printed Name _____________________________________ Signature

_____________________________________

Date